EXHIBIT 10.3

                       GRANITE STATE BANKSHARES, INC.

                   AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

      WHEREAS, Charles W. Smith ("Executive") and the Granite State Bankshares, Inc. (the "Holding Company") are parties to an employment agreement made effective as of June 30, 1986 (the "Agreement"); and

      WHEREAS, there is an accelerating trend of consolidation among companies within the banking industries; and

      WHEREAS, the Agreement is intended to provide certain benefits to Executive in the event of a change in control of the Holding Company; and

      WHEREAS, tax law provisions relating to "golden parachute payments" could have the effect of reducing the benefits otherwise provided to Executive under the Agreement as a result of a change in control of the Holding Company; and

      WHEREAS, the Board believes that it is in the best interests of the Holding Company and its shareholders that the Agreement be amended in order to provide the benefits originally intended to be provided under the Agreement to Executive in the event of a change in control of the Holding Company, without any reduction because of tax code "penalties" or excise taxes relating to a change in control; and

      WHEREAS, the Holding Company and the Executive also desire to amend the Agreement in the manner set forth herein for the purpose of providing further incentive to the Executive to achieve successful results in the management and the operation of the Holding Company.

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree to the following amendment to the Agreement:

      1.   Paragraph (j) of Section 5 shall be added to read as follows:

           (h) Notwithstanding any other provisions contained in this Agreement, in each calendar year that Executive is entitled to receive payments or benefits under the provisions of this Section 5, the independent accountants of the Holding Company shall determine if an excess parachute payment (as defined in Section 4999 of the Internal Revenue Code of 1986, as amended, and any successor provision thereto, (the "Code")) exists. Such determination shall be made after taking any reductions permitted pursuant to Section 280G of the Code and the regulations thereunder. Any amount determined to be an excess parachute payment after taking into account such reductions shall be hereafter referred to as the "Initial Excess Parachute Payment". As soon as practicable after a Change in Control, the Initial Excess Parachute Payment shall be determined. Upon the Date of Termination following a Change in Control, the Holding Company shall pay Executive, subject to applicable withholding requirements under applicable state or federal law an amount equal to:

                    (i) twenty (20) percent of the Initial Excess Parachute Payment (or such other amount equal to the tax imposed under Section 4999 of the Code), and

                   (ii) such additional amount (tax allowance) as may be necessary to compensate Executive for the payment by Executive of state and federal income and excise taxes on the payment provided under Clause
                          (i) and on any payments under this Clause (ii).
                          In computing such tax allowance, the payment to be made under Clause (i) shall be multiplied by the "gross up percentage" ("GUP"). The GUP shall be determined as follows:

                                             Tax Rate
                                       GUP = ---------------
                                             1- Tax Rate

                          The Tax Rate for purposes of computing the GUP shall be the highest marginal federal and state income and employment-related tax rate applicable to the Executive in the year in which the payment under Clause (i) is made.

                 Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which Executive is a party that the excess parachute payment as defined in Section 4999 of the Code, reduced as described above, is different from the Initial Excess Parachute Payment (such different amount being hereafter referred to as the "Determinative Excess Parachute Payment") then the Holding Company's independent accountants shall determine the amount (the "Adjustment Amount") the Executive must pay to the Holding Company or the Holding Company must pay to the Executive in order to put the Executive (or the Holding Company, as the case may be) in the same position as the Executive (or the Holding Company, as the case may be) would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, the independent accountants shall take into account any and all taxes (including any penalties and interest) paid by or for Executive or refunded to Executive or for Executive's benefit. As soon as practicable after the Adjustment Amount has been so determined, the Holding Company shall pay the Adjustment Amount to Executive or the Executive shall repay the Adjustment Amount to the Holding Company, as the case may be.

                 In each calendar year that Executive receives payments or benefits under the provisions of this Section 5, Executive shall report on his state and federal income tax returns such information as is consistent with the determination made by the independent accountants of the Holding Company as described above. The Holding Company shall indemnify and hold Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorney's fees, interest, fines and penalties) which Executive incurs as a result of so reporting such information. Executive shall promptly notify the Holding Company in writing whenever the Executive receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Agreement is being reviewed or is in dispute. The Holding Company shall assume control at its expense over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this contract) and Executive shall cooperate fully with the Holding Company in any such proceeding. The Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Holding Company may have in connection therewith without prior consent to the Holding Company.

      2. All other terms and provisions of the Agreement shall remain unchanged and in full force and effect.

      IN WITNESS WHEREOF, Granite State Bankshares, Inc. has caused this Amendment No. 1 to the Agreement to be executed and its seal to be affixed hereunto by its duly authorized officer, and Executive has signed this Amendment No. 1, on the 12th day of August, 1996.


ATTEST:   [SEAL]                       GRANITE STATE BANKSHARES, INC.


/s/ Charles B. Paquette                By:  /s/ William Smedley

[SEAL]


WITNESS:


/s/ Stacey W. Cole                     /s/ Charles W. Smith
                                       Executive